AGREEMENT FOR THE SALE AND ASSIGNMENT AND
AFFIRMATION OF OBLIGATIONS

THIS AGREEMENT FOR THE SALE AND ASSIGNMENT AND AFFIRMATION OF OBLIGATIONS (“Agreement”) is made as of June 28, 2011, by and among XXXXXXXXX (the “Assignor”); YYYYYYYYY (the “Assignee”); and Hubei Minkang Pharmaceutical Ltd., a Nevada corporation (the “Corporation”).

RECITALS

A.
The Corporation is indebted to the Assignor in the principal remaining amount of US$__________ (the “Indebtedness”) for money lent by the Assignor to the Corporation in the amount of US$___________ on _________ __, 2008.

B.	The Assignor desires to sell and assign to the Assignee a portion of the remaining Indebtedness in the principal amount of US$__________ (the “Assigned Indebtedness”).

C.
The Assignor and the Assignee desire that the Corporation agree to the sale and assignment of the Assigned Indebtedness and, additionally, the Corporation affirm to the Assignee the obligation of the Corporation to the Assignee to pay the Assigned Indebtedness, on those terms and subject to those conditions specified in that certain Promissory Note for the principal amount of $_________.00, dated _________ __, 2008, signed on and delivered on behalf of the Corporation, a copy of which is attached to this Agreement marked Exhibit “A” and the provisions of which, by this reference, are made a part here of as though specified completely and specifically at length hereat (the “Promissory Note”).

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS SPECIFIED IN THIS AGREEMENT AND FOR GOOD AND OTHER VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES TO THIS AGREEMENT HEREBY AGREE AS FOLLOWS:

1.	Recitals. The above recitals are true and correct and, by this reference, are made a part of this Agreement proper, as though specified completely and specifically at length in this Agreement proper.

2.
Sale and Assignment of the Assigned Indebtedness. In exchange, and as consideration, for the payment by the Assignee to the Assignor of $__________, the Assignor hereby sells, assigns, transfers, conveys, delivers, and sets over unto the Assignee all right, title, and interest of the Assignor in and to the Assigned Indebtedness, including, but not limited to, any and all security or collateral for or securing the Assigned Indebtedness; all such right, title and interest to be held and enjoyed by the Assignee for the Assignee’s use and behoof and for the use and behoof of the Assignee’s successors and assigns, as fully, completely, and entirely as the same would have been held and enjoyed by the Assignor if this sale and assignment had not occurred.

3.
Consent to and Affirmation of Assigned Indebtedness. The Corporation hereby irrevocably and unconditionally consents to the sale and assignment of the Assigned Indebtedness, on the terms and subject to the conditions specified in this Agreement.  The Corporation hereby confirms, ratifies, and affirms, as its obligation, and shall pay or cause to be paid, when due and payable, all of the Assigned Indebtedness, on the terms and subject to the conditions specified in the Promissory Note.  The Assigned Indebtedness is not subject to any counter-claim, offset, or deduction by the Corporation in any manner whatsoever.

4.
Assignor’s Power and Capacity to Sign Agreement. The Assignor represents, warrants, and covenants that as of the date of his execution of this Agreement the Assignor has the power and capacity to enter into, perform, and deliver this Agreement.

5.
Owner of the Assigned Indebtedness.  The Assignor is the owner of the Assigned Indebtedness and has not sold, assigned, transferred, conveyed, or otherwise disposed of the Assigned Indebtedness, or any portion thereof.

6.
Corporation’s Power and Capacity to Sign Agreement.  The Corporation represents, warrants, and covenants that as of the date of its execution of this Agreement (a) the persons signing this Agreement for and on behalf of the Corporation have the power and capacity to enter into, perform, and deliver this Agreement and (b) the execution and delivery of this Agreement by the Corporation has been duly authorized by all necessary action of the Corporation.

7.
Assignee’s power and Capacity to Sign Agreement.  The Assignee represents, warrants and covenants that as of the date of its execution of this agreement the Assignee has the power and capacity to enter into, perform, and deliver this Agreement.

8.
Status as Officer or Director of the Corporation.  The Assignor is, and during that 90-day period immediately preceding the date of execution of this Agreement was, not an officer or director of the Corporation.

9.
Status as Control Person of the Corporation.  The Assignor does, and during that 90-day period immediately preceding the date of execution of this Agreement did, not control 10% or more of the issued and outstanding securities of any class of equity securities of the Corporation.

10.
Definitions of “person” and “control”.  As used in this Agreement, in addition to terms defined elsewhere in this Agreement, the terms “person” and “control” shall have the respective definitions and meanings specified hereinafter, and variances and derivatives of those terms shall have correlative meanings.  The term “person” shall include individual, company, sole proprietorship, corporation, joint venture, limited liability company, association, joint stock company, fraternal order, cooperative, league, club, society, organization, trust, estate, governmental agency, political subdivision or authority, firm, municipality, congregation, partnership, or other form of entity, whether active or inactive.  The term “control” means the possession, direct or indirect, of the power to direct or cause the direction or influence of the management and policies of a person, whether by membership, ownership of voting securities, contract, or otherwise.

11.
No Change Of the Assigned Indebtedness. Notwithstanding any other provision of this Agreement, nothing specified in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the Assigned Indebtedness. This Agreement is intended only to cause and effectuate the herein sale and assignment of the Assigned Indebtedness.

12.
Further Assurances.  Each party, at any time and from time to time, at any other party's request, shall execute, acknowledge, and deliver any and all instruments and take any and all action that may be necessary or proper to carry out, perform, and effectuate the intents and purposes of the provisions of this Agreement.  In the event of refusal or failure to do so by any party, any other such party shall have the power and authority, as attorney-in-fact for the party so refusing or failing, to execute, acknowledge, and deliver such instrument and take any and all such action.

13.
Captions and Interpretations.  Captions of the paragraphs of this Agreement are for convenience and reference only, and the words specified therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement.  The language in this Agreement shall always be construed in accordance with the fair meaning of that language, as if prepared by all parties and not strictly for or against any party.  The rule of construction which requires a court to resolve any ambiguities against the drafting party shall not apply in interpreting the provisions of this Agreement.

14.
Choice of Law and Consent to Jurisdiction.  This Agreement shall be deemed to have been entered into in the State of Nevada. All questions concerning the validity, interpretation, or performance of any of the terms, conditions, and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Nevada, without regard to conflicts of law principles.

15.
Severability.  In the event any provision of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining provisions of this Agreement, which remaining provisions shall remain in full force and effect, as if this Agreement had been executed with such invalid provision hereof eliminated.  It is hereby declared the intention of the parties that they would have executed the remaining provisions of this Agreement without including any such provision which, for any reason, may be hereafter determined to be invalid.

16.
Governmental Rules and Regulations.  The transaction and relationship contemplated by this Agreement are, and shall remain, subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of that transaction and relationship.

17.
Force Majeure.  If any party is rendered unable, completely or partially, by the occurrence of an event of "force majeure" (hereinafter defined) to perform such party's obligations created by the provisions of this Agreement, such party shall give to the other parties prompt written notice of the event of "force majeure" with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, to the extent that those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance of the event of "force majeure."  The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable. The requirement that an event of "force majeure" shall be resolved and eliminated with all reasonable diligance, as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned. The term "force majeure" as used herein shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, earthquake, tornado, hurricane, lightning, fire, epidemics, quarantine restrictions, public demonstration, storm, flood, explosion, freight embargoes, governmental action, governmental delay, restraint or inaction, unavailability of equipment, default of a party's subcontractors or suppliers, and any other cause or event, whether of the kind enumerated specifically herein, or otherwise, which is not reasonably within the control of the party claiming such suspension.

18.
Execution in Counterparts.  This Agreement may be prepared in multiple copies and forwarded (by facsimile or electronic transmission) to each of the parties to this Agreement for signature.  The signatures of those parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received by (facsimile or electronic transmission) and signed by both such parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

19.
Expenses.  Each party to this Agreement shall pay such party’s costs and expenses incurred by such party in connection with the preparation, execution and delivery of this Agreement and the transaction contemplated by the provisions of this Agreement.

20.
Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with this Agreement or the transaction or relationship contemplated by this Agreement or any related transaction based upon any agreements, written or oral, made by or on behalf of any party to this Agreement.

21.
Assignment.  No party to this Agreement shall have the right, without the consent of the other parties to this Agreement, to assign, transfer, sell, pledge, hypothecate, delegate, or otherwise transfer, whether voluntarily, involuntarily or by operation of law, any of such party’s rights or obligations created by the provisions of this Agreement, nor shall the parties’ rights be subject to encumbrance or the claim of creditors.  Any such purported assignment, transfer, or delegation shall be null and void.

22.
Successors and Assigns.  This Agreement and each of its provisions shall obligate the heirs, executors, administrators, successors, and assigns of each of the parties.  Nothing specified in this paragraph, however, shall be a consent to the assignment or delegation by any party of such party’s respective rights and obligations created by the provisions of this Agreement.

23.
Third Party Beneficiaries.  Except as expressly specified by the provisions of this Agreement, this Agreement shall not be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim pursuant to, or because of, this Agreement or of any term or condition of this Agreement.

24.
Waiver and Modification.  No modification, supplement or amendment of this Agreement or of any covenant, representation, warranty, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by both parties.  No waiver of any covenant, representation, warranty, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by the party making the waiver.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

25.
Notices.  Any notice, direction or instruction required or permitted to be given pursuant to this Agreement shall be given in writing by (a) telegram, facsimile transmission, electronic transmission, or similar method, if confirmed by mail as provided in this Agreement; (b) mail, if mailed postage prepaid, by certified mail, return receipt requested; or (c) hand delivery to any party to this Agreement at the address of such party specified below.  If given by telegram, facsimile transmission, electronic transmission, or similar method or by hand delivery, such notice, director or instruction shall be deemed to have been given or made on the day on which such notice, direction or instruction was delivered, and if mailed, such notice direction or instruction shall be deemed to have been given or made on the second (2nd) business day following the day after which such notice, direction or instruction was mailed.  Any party to this Agreement may, from time to time by similar notice, give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.  The address for the notice of each party is:

If to the Company:	Hubei Minkang Pharmaceutical Ltd.
2808 Cowan Circle
Las Vegas, Nevada 89107

If to the Assignor:	XXXXXXXXX

If to the Assignee:	YYYYYYYYY

26.
Consent to Agreement.  By executing this Agreement, each party represents that such party has read or caused to be read this Agreement in all particulars and consents to the rights, conditions, obligations, duties, and responsibilities imposed upon such party by the provisions of this Agreement.  Each party represents, warrants, and covenants that such party executes and delivers this Agreement of such party’s free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical.  Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party's independent judgment.

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year specified in the preamble of this Agreement.

The Assignor:	The Corporation:

Hubei Minkang Pharmaceutical Ltd.

By:
XXXXXXXXX	Its: President

The Assignee:

YYYYYYYYY